		Exhibit 99.6

See Item 8.01 of the accompanying Current Report on Form 8-K for a detailed discussion of the facts surrounding, rationale for and other matters involving the following disclosure.

The following information replaces portions in Part I of Item 1 (Financial Statements) previously filed in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 of WPS Resources. All other portions of Item 1 are unchanged.

Item 1. Financial Statements

WPS RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Three Months Ended
	March 31
(Millions, except per share amounts)	2006	2005

Nonregulated revenue	$1,562.0	$1,051.2
Utility revenue	439.1	410.9
Total revenues	2,001.1	1,462.1

Nonregulated cost of fuel, natural gas, and purchased power	1,474.9	1,007.1
Utility cost of fuel, natural gas, and purchased power	269.1	201.6
Operating and maintenance expense	124.0	127.3
Depreciation and decommissioning expense	24.0	29.2
Taxes other than income	13.2	11.9
Operating income	95.9	85.0

Miscellaneous income	8.5	7.7
Interest expense	(18.3)	(14.8)
Minority interest	1.2	1.0
Other expense	(8.6)	(6.1)

Income before taxes	87.3	78.9
Provision for income taxes	27.6	16.4
Income from continuing operations	59.7	62.5

Discontinued operations, net of tax	1.2	4.2
Net income before preferred stock dividends of subsidiary	60.9	66.7

Preferred stock dividends of subsidiary	0.8	0.8
Income available for common shareholders	$60.1	$65.9

Average shares of common stock
Basic	40.3	37.8
Diluted	40.6	38.1

Earnings (loss) per common share (basic)
Income from continuing operations	$1.46	$1.63
Discontinued operations	0.03	0.11
Earnings per common share (basic)	$1.49	$1.74

Earnings (loss) per common share (diluted)
Income from continuing operations	$1.45	$1.62
Discontinued operations	0.03	0.11
Earnings per common share (diluted)	$1.48	$1.73

Dividends per common share declared	$0.565	$0.555

The accompanying condensed notes are an integral part of these statements.

WPS RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)	March 31	December 31
(Millions)	2006	2005

Assets
Cash and cash equivalents	$22.7	$27.7
Accounts receivable - net of reserves of $11.4 and $12.7, respectively	781.8	1,005.6
Accrued unbilled revenues	122.4	151.3
Inventories	341.4	304.8
Current assets from risk management activities	728.0	906.4
Deferred income taxes	4.1	7.3
Assets held for sale	19.1	14.8
Other current assets	77.4	100.4
Current assets	2,096.9	2,518.3

Property, plant, and equipment, net of reserves of $1,131.2 and $1,107.9, respectively	2,090.9	2,048.1
Regulatory assets	267.8	272.0
Long-term assets from risk management activities	215.2	226.5
Restricted cash for acquisition	314.9	-
Other	435.8	397.6
Total assets	$5,421.5	$5,462.5

Liabilities and Shareholders' Equity
Short-term debt	$645.6	$264.8
Current portion of long-term debt	4.0	4.0
Accounts payable	842.2	1,078.9
Current liabilities from risk management activities	622.9	852.8
Liabilities held for sale	6.6	6.6
Other current liabilities	141.5	116.8
Current liabilities	2,262.8	2,323.9

Long-term debt	867.2	867.1
Deferred income taxes	94.7	79.6
Deferred investment tax credits	14.1	14.5
Regulatory liabilities	338.1	373.2
Environmental remediation liabilities	67.4	67.4
Pension and postretirement benefit obligations	74.2	82.1
Long-term liabilities from risk management activities	169.5	188.4
Other	112.1	111.0
Long-term liabilities	1,737.3	1,783.3

Commitments and contingencies

Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	1,370.3	1,304.2
Total liabilities and shareholders' equity	$5,421.5	$5,462.5

The accompanying condensed notes are an integral part of these statements.

WPS RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Three Months Ended
	March 31
(Millions)	2006	2005
Operating Activities
Net income before preferred stock dividends of subsidiary	$60.9	$66.7
Adjustments to reconcile net income to net cash provided by operating activities
Discontinued operations, net of tax	(1.2)	(4.2)
Depreciation and decommissioning	24.0	29.2
Amortization	0.6	11.5
Unrealized gain on investments	-	(2.0)
Pension and postretirement expense	12.0	12.5
Pension and postretirement funding	-	(3.0)
Deferred income taxes and investment tax credit	6.2	3.6
Unrealized (gains) losses on nonregulated energy contracts	(31.8)	0.6
Gain on sale of partial interest in synthetic fuel operation	(1.8)	(1.7)
Deferral of Kewaunee outage costs	-	(15.8)
Other	5.1	(9.8)
Changes in working capital
Receivables, net	246.8	12.1
Inventories	(54.5)	41.1
Other current assets	22.5	13.2
Accounts payable	(257.9)	(12.1)
Other current liabilities	4.9	28.8
Net cash provided by operating activities	35.8	170.7

Investing Activities
Capital expenditures	(65.0)	(60.1)
Sale of property, plant and equipment	1.2	1.1
Purchase of emission allowances	(1.9)	-
Purchase of equity investments and other acquisitions	(27.3)	(16.5)
Purchases of nuclear decommissioning trust investments	-	(4.1)
Sales of nuclear decommissioning trust investments	-	3.9
Restricted cash for acquisition	(314.9)	-
Other	0.3	(0.6)
Net cash used for investing activities	(407.6)	(76.3)

Financing Activities
Short-term debt, net	380.8	(76.8)
Payment of dividends
Preferred stock	(0.8)	(0.8)
Common stock	(22.5)	(20.8)
Issuance of common stock	6.4	9.9
Other	4.4	5.2
Net cash provided by (used for) financing activities	368.3	(83.3)
Change in cash and cash equivalents - continuing operations	(3.5)	11.1
Change in cash and cash equivalents - discontinued operations
Net cash provided by (used for) operating activities	15.0	(1.1)
Net cash used for investing activities	(16.5)	(0.1)
Net cash used for financing activities		(0.8)
Change in cash and cash equivalents	(5.0)	9.1
Cash and cash equivalents at beginning of period	27.7	40.0
Cash and cash equivalents at end of period	$22.7	$49.1

The accompanying condensed notes are an integral part of these statements.

WPS RESOURCES CORPORATION AND SUBSIDIARIES
WISCONSIN PUBLIC SERVICE CORPORATION AND SUBSIDIARY
CONDENSED NOTES TO FINANCIAL STATEMENTS
March 31, 2006

NOTE 1--FINANCIAL INFORMATION

We have prepared the condensed consolidated financial statements of WPS Resources and WPSC under the rules and regulations of the SEC. These financial statements have not been audited. Management believes that these financial statements include all adjustments (which unless otherwise noted include only normal recurring adjustments) necessary for a fair presentation of the financial results for each period shown. Certain items from the prior period have been reclassified to conform to the current year presentation. Except for those reclassifications recorded to report assets and liabilities as held for sale and results of operations and cash flows as discontinued, no reclassifications made to the prior period financial statements were material. We have condensed or omitted certain financial information and footnote disclosures normally included in our annual audited financial statements. These condensed financial statements should be read along with the audited financial statements and notes for the year ended December 31, 2005 included in this Current Report on Form 8-K.

NOTE 2--CASH AND CASH EQUIVALENTS

Short-term investments with an original maturity of three months or less are reported as cash equivalents.

The following is supplemental disclosure to the WPS Resources and WPSC Condensed Consolidated Statements of Cash Flows:

(Millions)	Three Months Ended March 31
WPS Resources	2006	2005
Cash paid for interest	$9.8	$8.7
Cash paid for income taxes	$5.5	$0.5

WPSC
Cash paid for interest	$6.6	$6.2
Cash paid (received) for income taxes	$1.4	$(3.0)

During the three months ended March 31, 2006, and March 31, 2005, accounts payable related to Weston 4 construction costs increased approximately $9.8 million and $33.3 million, respectively, and accordingly, were treated as non-cash investing activities.

NOTE 3--RISK MANAGEMENT ACTIVITIES

As part of our regular operations, WPS Resources enters into contracts, including options, swaps, futures, forwards, and other contractual commitments, to manage market risks such as changes in commodity prices and interest rates.

WPS Resources accounts for its derivative contracts in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted. SFAS No. 133 establishes accounting and financial reporting standards for derivative instruments and requires, in part, that we recognize certain derivative instruments on the balance sheet as assets or liabilities at their fair value. Subsequent changes in fair value of the derivatives are recorded currently in earnings unless certain hedge accounting criteria are met. WPS Resources classifies mark-to-market gains and losses on derivative instruments not qualifying for hedge accounting as a component of revenues. If the derivatives qualify for regulatory deferral subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," the derivatives are marked to fair value pursuant to SFAS No. 133 and are offset with a corresponding regulatory asset or liability.

The following table shows WPS Resources' assets and liabilities from risk management activities:

	Assets		Liabilities
(Millions)	March 31, 2006	December 31, 2005	March 31, 2006	December 31, 2005
Utility Segments
Commodity contracts	$9.6	$22.0	$3.7	$-
Financial transmission rights	4.2	14.5	0.4	1.8
Nonregulated Segments
Commodity and foreign currency contracts	864.4	1,058.6	747.4	971.7
Fair value hedges - commodity contracts	7.6	4.2	1.9	12.9
Cash flow hedges
Commodity contracts	53.0	33.6	35.6	50.1
Interest rate swaps	4.4	-	3.4	4.7
Total	$943.2	$1,132.9	$792.4	$1,041.2
Balance Sheet Presentation
Current	$728.0	$906.4	$622.9	$852.8
Long-term	215.2	226.5	169.5	188.4
Total	$943.2	$1,132.9	$792.4	$1,041.2

Assets and liabilities from risk management activities are classified as current or long-term based upon the maturities of the underlying financial instruments.

Utility Segments

The derivatives listed in the above table as "Commodity contracts" include a limited number of electric purchase contracts at WPSC as well as financial derivative contracts (NYMEX futures) used to mitigate the market price volatility of natural gas used by WPSC for the generation of electricity. The electric utility segment also uses financial instruments to manage transmission congestion costs, which are shown in the above table as "Financial transmission rights". Derivative instruments at the electric utility segment are entered into in accordance with the terms of the risk management policy and plan approved by the PSCW. Changes in the fair value of derivative instruments are recognized as regulatory assets or liabilities as our regulators have allowed deferral of the mark-to-market effects of derivative instruments at the utilities. Thus, management believes any gains or losses resulting from the eventual settlement of these derivative instruments will be collected from or refunded to customers.

Nonregulated Segments

The derivatives in the nonregulated segments not designated as hedges under generally accepted accounting principles are primarily commodity contracts used to manage price risk associated with natural gas and electric energy purchase and sale activities and foreign currency contracts used to manage foreign currency exposure related to ESI's Canadian operations. In addition, ESI entered into a series of derivative contracts (options) covering a specified number of barrels of oil in order to manage exposure to the risk of an increase in oil prices that could result in a phase-out of Section 29/45K federal tax credits that can be recognized from ESI's investment in a synthetic fuel production facility for 2006 and 2007. See Note 10, "Commitments and Contingencies," for more information. Changes in the fair value of non-hedge derivatives are recognized currently in earnings.

Our nonregulated segments also enter into derivative contracts that are designated as either fair value or cash flow hedges. Fair value hedges are used to mitigate the risk of changes in the price of natural gas held in storage. The changes in the fair value of these hedges are recognized currently in earnings, as are the changes in fair value of the hedged items. Fair value hedge ineffectiveness recorded in nonregulated revenue on the Condensed Consolidated Statements of Income was a pre-tax gain of $2.4 million for the three months ended March 31, 2006, and was not significant for the three months ended March 31, 2005. At March 31, 2006, and 2005, pre-tax mark-to-market losses of $4.9 million and

$2.8 million, related to changes in the difference between the spot and forward prices of natural gas were excluded from the assessment of hedge effectiveness. These losses were reported directly in earnings.

Commodity contracts that are designated as cash flow hedges extend through March 2009 and are used to mitigate the risk of cash flow variability associated with the future purchases and sales of natural gas and electricity. To the extent they are effective, the changes in the values of these contracts are included in other comprehensive income, net of taxes. Cash flow hedge ineffectiveness recorded in nonregulated revenue on the Condensed Consolidated Statements of Income related to commodity contracts was not significant for the three months ended March 31, 2006, and 2005. When testing for effectiveness, no portion of the derivative instruments was excluded. Amounts recorded in other comprehensive income related to these cash flow hedges will be recognized in earnings as the related contracts are settled, or if it is probable that the hedged transaction will not occur. During the three months ended March 31, 2006, the amount reclassified from other comprehensive income into earnings as a result of the discontinuance of cash flow hedge accounting for certain hedge transactions related to commodity contracts was not significant. During the three months ended March 31, 2005, we reclassified a $0.8 million after-tax gain from other comprehensive income into earnings as a result of the discontinuance of cash flow hedge accounting for certain hedge transactions related to commodity contracts. In the next 12 months, subject to changes in market prices of natural gas and electricity, we expect that an after-tax gain of $5.9 million will be recognized in earnings as contracts are settled. We expect this amount to be substantially offset by settlement of the related nonderivative contracts that are being hedged.

In the second quarter of 2005, a variable rate non-recourse debt instrument used to finance the purchase of Sunbury was restructured to a WPS Resources variable rate obligation. An interest rate swap used to fix the interest rate on the Sunbury non-recourse debt was previously designated as a cash flow hedge. As a result of the debt restructuring, the hedged transaction no longer occurred. Subsequent to the restructuring, the interest rate swap was re-designated as a cash flow hedge, along with an additional interest rate swap, to fix the interest rate on the WPS Resources obligation. The changes in the fair value of the effective portion of these swaps are included in other comprehensive income, net of deferred taxes, while the changes related to the ineffective portion are recorded in earnings. During the three months ended March 31, 2006, cash flow hedge ineffectiveness recorded in earnings related to these swaps was not significant. Amounts recorded in other comprehensive income related to these swaps will be recognized as a component of interest expense as the interest becomes due. In the next 12 months, we expect to recognize a $0.5 million pre-tax reduction to interest expense related to these swaps, assuming interest rates comparable to those at March 31, 2006. We did not exclude any components of the derivative instruments' change in fair value from the assessment of hedge effectiveness.

In the first quarter of 2006, WPS Resources entered into a forward-starting swap with a ten-year term beginning in August 2006 with a notional amount of $200 million to hedge a portion of the interest rate risk associated with the planned issuance of fixed-rate, long-term debt securities in 2006. The swap protects against the risk of changes in future interest payments resulting from changes in benchmark rates between the date of hedge inception and the date of the debt issuance. This derivative instrument qualifies for cash flow hedge treatment and is considered highly effective in hedging the benchmark interest rate risk on the forecasted debt issuance. As a result, changes in the fair value of the swap are recorded through other comprehensive income, net of taxes. The swap will be terminated when the related debt is issued, and amounts included in accumulated other comprehensive income will be reclassified into earnings as the related interest expense on the debt accrues.

NOTE 4--ACQUISITIONS AND SALES OF ASSETS

Sunbury

In July 2006, ESI completed the sale of Sunbury Generation, LLC to Corona Power, LLC. Sunbury Generation's primary asset was the Sunbury generation plant located in Pennsylvania. The gross proceeds received in the transaction were $34.6 million, subject to various working capital and other post-closing adjustments, and the pre-tax gain to be recorded in the third quarter of 2006 is expected to be approximately $19 million. In conjunction with the sale, the company also anticipates generating approximately $14 million in cash tax benefits that will be realized within the next few years, with the timing subject to the use of alternative minimum tax credits. This facility sold power on a wholesale basis when market conditions were economically favorable. ESI had been evaluating Sunbury's future since 2004, after the agreement to sell Sunbury to Duquesne Power, L.P. was terminated. The sale of Sunbury allows ESI to better focus on its existing competitive energy business, while continuing to evaluate other strategic opportunities to add to and optimize the value of its generation fleet.

At March 31, 2006 and December 31, 2005, the assets and liabilities associated with Sunbury that were transferred to Corona Power, LLC have been classified as held for sale in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that a long-lived asset classified as held for sale be measured at the lower of its carrying amount or fair value, less costs to sell, and cease being depreciated. No adjustments to write down any of Sunbury's assets were required upon classification of these assets as held for sale in the second quarter of 2006. The major classes of assets and liabilities held for sale are as follows:

(Millions)	March 31, 2006	December 31, 2005
Inventories	$10.1	$6.6
Other current assets - spare parts inventories	5.0	5.0
Property, plant, and equipment, net	2.1	1.3
Other assets - emission allowances	1.9	1.9
Assets held for sale	$19.1	$14.8

Other current liabilities	$1.0	$1.0
Other liabilities - asset retirement obligations	5.6	5.6
Liabilities held for sale	$6.6	$6.6

A summary of the components of discontinued operations recorded in the Consolidated Statements of Income for the three months ended March 31 was as follows:

(Millions)	2006	2005
Nonregulated revenue	$36.9	$24.8
Nonregulated cost of fuel, gas, and purchased power	27.7	10.8
Operating and maintenance expense	7.2	6.0
Depreciation and decommissioning expense	0.1	-
Taxes other than income	0.1	0.1
Interest expense	0.1	(1.4)
Income before taxes	1.9	6.5
Provision for income taxes	0.7	2.3
Discontinued operations, net of tax	$1.2	$4.2

Interest income for the quarter ended March 31, 2006 was not significant. Interest expense for the quarter ended March 31, 2005 represents the non-recourse term loans directly related to Sunbury. These term loans were restructured to obligations of WPS Resources in the second quarter of 2005 in conjunction with the sale of Sunbury's allocated emission allowances.

Sale of Kimball Storage Field

In April 2006, ESI sold WPS ESI Gas Storage, LLC, which owns a natural gas storage field located in the Kimball Township, St. Clair County, Michigan. ESI utilized this facility primarily for structured wholesale natural gas transactions as natural gas storage spreads presented arbitrage opportunities. ESI was not actively marketing this facility for sale, but believed the price being offered was above the value it would realize from continued ownership of the facility. Proceeds received in April from the sale of the Kimball natural gas storage field, stored gas, and other related assets were $19.9 million, which is expected to result in a pre-tax gain of approximately $9 million in the second quarter of 2006. The transaction is still subject to certain working capital and other post-closing adjustments.

Sale of Guardian Pipeline

On March 30, 2006, WPS Investments, LLC, a subsidiary of WPS Resources, entered into an agreement to sell its one-third interest in Guardian Pipeline, LLC to Northern Border Partners, LP for $38.5 million The transaction closed in April 2006, resulting in the recognition of a pre-tax gain of approximately $6 million in the second quarter of 2006. WPS Investments, LLC's one-third interest in Guardian Pipeline, LLC was accounted for using the equity method at March 31, 2006.

Purchase of Aquila's Michigan and Minnesota Natural Gas Distribution Operations

On September 21, 2005, WPS Resources, through wholly owned subsidiaries, entered into two definitive agreements with Aquila, Inc. (Aquila) to acquire its natural gas distribution operations in Michigan and Minnesota for approximately $558 million, exclusive of direct costs of the acquisition. The purchase price will be adjusted for certain working capital balances, including accounts receivable, unbilled revenue, inventory, and certain other current assets, and is subject to other closing and post-closing adjustments.

On April 1, 2006, WPS Resources, through its wholly owned subsidiary Michigan Gas Utilities Corporation (MGUC), completed the acquisition of the natural gas distribution operations in Michigan from Aquila. The Michigan natural gas assets provide natural gas distribution service in 147 cities and communities throughout Otsego, Grand Haven, and Monroe counties. The assets operate under a cost of service environment and are currently allowed an 11.4% return on equity on a 45% equity component of the regulatory capital structure.

WPS Resources paid total cash consideration of $314.9 million for the Michigan natural gas distribution operations, which includes estimated closing adjustments of $45.4 million related primarily to purchased working capital. The transaction was initially funded with commercial paper borrowings supported by the revolving credit agreements entered into with J.P. Morgan Chase Bank and Bank of America Securities LLC (see Note 6 "Short-Term Debt and Lines of Credit" for more information on the revolving credit agreements). WPS Resources placed $314.9 million of cash into escrow for the acquisition at March 31, 2006. Cash held in escrow is recorded as "restricted cash for acquisition" within long-term assets on the WPS Resources Condensed Consolidated Balance Sheets. Aquila took legal possession of the escrowed funds on April 1, 2006. Permanent financing for the acquisition will be issued later this year and is expected to include a combination of common equity, long-term debt instruments, and possibly other hybrid securities. The transaction will be accounted for under the purchase method of accounting in the second quarter of 2006. The final purchase price is still subject to post-closing adjustments.

The Minnesota natural gas assets provide natural gas distribution service throughout the state in 165 cities and communities including Grand Rapids, Pine City, Rochester, and Dakota County. Like Michigan, the assets also operate under a cost of service environment and are currently allowed an 11.7% return on equity on a 50% equity component of the regulatory capital structure. The transaction remains subject to approval from the Minnesota Public Utilities Commission. Assuming this approval is obtained in a timely manner, WPS Resources anticipates closing the transaction in the summer of 2006. WPS Resources anticipates permanent financing for both the acquisitions to be raised through the issuance of a combination of equity, long-term debt, and possibly other hybrid securities.

NOTE 5--GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill recorded by WPS Resources was $36.8 million at March 31, 2006 and December 31, 2005. Of this amount, $36.4 million is recorded in WPSC's natural gas segment relating to its merger with Wisconsin Fuel and Light. The remaining $0.4 million of goodwill relates to ESI.

Goodwill and purchased intangible assets are included in other assets on the Condensed Consolidated Balance Sheets. Information in the tables below relates to total purchased identifiable intangible assets for the periods indicated.

(Millions)	March 31, 2006			December 31, 2005
Asset Class	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Emission allowances	$32.5	$(11.8)	$20.7	$39.3	$(22.2)	$17.1
Customer related	9.2	(5.0)	4.2	10.2	(5.6)	4.6
Other	5.1	(0.9)	4.2	4.2	(0.9)	3.3
Total	$46.8	$(17.7)	$29.1	$53.7	$(28.7)	$25.0

Intangible asset amortization expense, in the aggregate, for the both the three months ended March 31, 2006 and 2005, was $0.6 million, excluding Sunbury. See Note 4, "Acquisitions and Sales of Assets," for more information about Sunbury.

Amortization expense for the next five fiscal years is estimated as follows:

Estimated Future Amortization Expense (millions)
For nine months ending December 31, 2006	$21.0
For year ending December 31, 2007	1.5
For year ending December 31, 2008	1.4
For year ending December 31, 2009	1.2
For year ending December 31, 2010	1.0

Future amortization expense related to emission allowances held by Sunbury (included in the above table), is $18.2 million for the nine months ended December 31, 2006, $0.2 million for 2007, $0.4 million for 2008, $0.4 million for 2009, and $0.4 million for 2010. See Note 4, "Acquisitions and Sales of Assets," for more information about Sunbury.

NOTE 6--SHORT-TERM DEBT AND LINES OF CREDIT

WPS Resources has a syndicated $500 million five-year revolving credit facility which expires in June 2010. WPSC has a syndicated $115 million five-year revolving credit facility containing annual trigger date provisions to provide short-term borrowing flexibility and security for commercial paper outstanding.

In November 2005, WPS Resources entered into two unsecured revolving credit agreements of $557.5 million and $300 million with J.P. Morgan Chase Bank and Bank of America Securities LLC. These credit facilities are bridge facilities intended to backup commercial paper borrowings related to the purchase of the Michigan and Minnesota natural gas distribution operations from Aquila and to support purchase price adjustments related to working capital at the time of the closing of the transactions. The capacity under the bridge facilities will be reduced by the amount of proceeds from any long-term financing we complete, with the exception of proceeds received from the November 2005 equity offering. The credit agreements will be further reduced as permanent or replacement financing is secured. Under the $300 million credit agreement, loans cannot exceed the purchase price adjustments in connection with the Aquila acquisitions and no more than $200 million can be borrowed for purchase price adjustments related to the first acquisition. Under the $300 million facility, these loan commitments will be reduced by one-third 90 days after the consummation of the applicable acquisition with the remaining two-thirds due 180 days after the consummation of the applicable acquisition (or earlier if long-term financing or replacement credit agreements are executed). Both of these credit agreements mature on September 5, 2007, and have representations and covenants that are similar to those in our existing credit facilities. On March 31, 2006, in order to meet short-term financing requirements related to the acquisition of the Michigan natural gas operations from Aquila, WPS Resources issued $269.5 million of commercial paper supported by the $557.5 million credit agreement and $45.4 million of commercial paper supported by the $300 million credit agreement. See Note 4, "Acquisitions and Sales of Assets," for more information related to the purchase of Michigan natural gas distribution operations, and the anticipated purchase of the Minnesota natural gas distribution operations from Aquila.

The information in the table below relates to WPS Resources' short-term debt and lines of credit as of the time periods indicated.

(Millions)	March 31, 2006	December 31, 2005
Commercial paper outstanding	$635.6	$254.8
Average discount rate on outstanding commercial paper	4.99%	4.54%
Short-term notes payable outstanding	$10.0	$10.0
Average interest rate on short-term notes payable	4.65%	4.32%
Available (unused) lines of credit	$195.4	$249.1

The commercial paper at March 31 had varying maturity dates ranging from April 3 through April 17, 2006.

The information in the table below relates to WPSC's short-term debt and lines of credit as of the time periods indicated.

(Millions)	March 31, 2006	December 31, 2005
Commercial paper outstanding	$83.0	$75.0
Average discount rate on outstanding commercial paper	4.96%	4.54%
Short-term notes payable outstanding	$10.0	$10.0
Average interest rate on short-term notes payable	4.65%	4.32%
Available (unused) lines of credit	$28.2	$36.2

The commercial paper at March 31 had varying maturity dates ranging from April 14 through April 17, 2006.

NOTE 7--LONG-TERM DEBT

(Millions)		March 31, 2006	December 31, 2005

First mortgage bonds - WPSC
Series	Year Due
6.90%	2013	$22.0	$22.0
7.125%	2023	0.1	0.1

Senior notes - WPSC
Series	Year Due
6.125%	2011	150.0	150.0
4.875%	2012	150.0	150.0
4.80%	2013	125.0	125.0
6.08%	2028	50.0	50.0

First mortgage bonds - UPPCO
Series	Year Due
9.32%	2021	14.4	14.4

Unsecured senior notes - WPS Resources
Series	Year Due
7.00%	2009	150.0	150.0
5.375%	2012	100.0	100.0

Unsecured term loan due 2010 - WPS Resources		65.6	65.6
Term loans - non-recourse, collateralized by nonregulated assets		16.4	16.4
Tax exempt bonds		27.0	27.0
Senior secured note		2.4	2.4
Total		872.9	872.9
Unamortized discount and premium on bonds and debt		(1.7)	(1.8)
Total debt		871.2	871.1
Less current portion		(4.0)	(4.0)
Total long-term debt		$867.2	$867.1

NOTE 8--ASSET RETIREMENT OBLIGATIONS

Under the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations," and Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," WPS Resources has recorded liabilities for legal obligations associated with the retirement of tangible long-lived assets. The utility segments identified asset retirement obligations primarily related to asbestos abatement at certain generation facilities, office buildings, and service centers; disposal of PCB-contaminated transformers; and closure of fly-ash landfills at certain generation facilities. In accordance with SFAS No. 71, the utilities establish regulatory assets and liabilities to record the differences between ongoing expense recognition under SFAS No. 143 and Interpretation No. 47, and the rate-making practices for retirement costs authorized by the PSCW and MPSC. Asset retirement obligations identified at ESI relate to asbestos abatement at certain generation facilities as well as closure of an ash basin located at Sunbury. The asset retirement obligations not related to Sunbury are recorded as other long-term liabilities in the Condensed Consolidated Balance Sheets of WPS Resources and WPSC. Asset retirement obligations included in the table below of $5.6 million at both March 31, 2006 and December 31, 2005 relate to asbestos abatement and closure of an ash basin at Sunbury. The asset retirement obligations related to Sunbury are classified as liabilities held for sale in the Condensed Consolidated Balance Sheets of WPS Resources. See Note 4, "Acquisitions and Sales of Assets," for more information about Sunbury.

The following table shows all changes to the asset retirement obligation liabilities of WPS Resources.

(Millions)	WPSC	UPPCO	ESI	Total
Asset retirement obligations at December 31, 2005	$7.7	$0.9	$6.3	$14.9
Accretion expense	0.1	-	0.1	0.2
Asset retirement obligations at March 31, 2006	$7.8	$0.9	$6.4	$15.1

NOTE 9--INCOME TAXES

For the three months ended March 31, 2006, and 2005, WPS Resources' and WPSC's provision for income taxes was calculated in accordance with APB Opinion No. 28, "Interim Financial Reporting." Accordingly, our interim effective tax rate reflects our projected annual effective tax rate. The effective tax rate differs from the federal tax rate of 35%, primarily due to the effects of tax credits and state income taxes.

NOTE 10--COMMITMENTS AND CONTINGENCIES

Commodity and Purchase Order Commitments

WPS Resources routinely enters into long-term purchase and sale commitments that have various quantity requirements and durations. The commitments described below are as of March 31, 2006.

ESI has unconditional purchase obligations related to energy supply contracts that total $4.9 billion. Substantially all of these obligations end by 2008, with obligations totaling $239.0 million extending from 2009 through 2016. The majority of the energy supply contracts are to meet ESI's obligations to deliver energy to its customers. Included in the above amount are unconditional purchase obligations related to energy supply contracts at Sunbury, primarily obligations to purchase coal, totaling $16.2 million. The coal contracts extend until December 31, 2006 and were assumed by Corona Power, LLC. See Note 4, "Acquisitions and Sales of Assets," for more information related to Sunbury.

WPSC has obligations related to coal, purchased power, and natural gas. Obligations related to coal supply and transportation extend through 2016 and total $458.6 million. Through 2016, WPSC has obligations totaling $1.4 billion for either capacity or energy related to purchased power. Also, there are natural gas supply and transportation contracts with total estimated demand payments of $117.3 million through 2017. WPSC expects to recover these costs in future customer rates. Additionally, WPSC has contracts to sell electricity and natural gas to customers.

UPPCO has made commitments for the purchase of commodities, mainly capacity or energy related to purchased power, which total $45.7 million and extend through 2010.

WPS Resources also has commitments in the form of purchase orders issued to various vendors. At March 31, 2006, these purchase orders totaled $543.1 million and $513.2 million for WPS Resources and WPSC, respectively. The majority of these commitments relate to large construction projects, including construction of the 500-megawatt Weston 4 coal-fired generation facility near Wausau, Wisconsin.

Environmental

EPA Section 114 Request

In December 2000, WPSC received from the EPA a request for information under Section 114 of the Clean Air Act. The EPA sought information and documents relating to work performed on the coal-fired boilers located at WPSC's Pulliam and Weston electric generation stations. WPSC filed a response with the EPA in early 2001.

On May 22, 2002, WPSC received a follow-up request from the EPA seeking additional information regarding specific boiler-related work performed on Pulliam Units 3, 5, and 7, as well as information on WPSC's life extension program for Pulliam Units 3-8 and Weston Units 1 and 2. WPSC made an initial response to the EPA's follow-up information request on June 12, 2002, and filed a final response on June 27, 2002.

In 2000 and 2002, Wisconsin Power and Light Company received a similar series of EPA information requests relating to work performed on certain coal-fired boilers and related equipment at the Columbia generation station (a facility located in Portage, Wisconsin, jointly owned by Wisconsin Power and Light Company, Madison Gas and Electric Company, and WPSC). Wisconsin Power and Light Company is the operator of the plant and is responsible for responding to governmental inquiries relating to the operation of the facility. Wisconsin Power and Light Company filed its most recent response for the Columbia facility on July 12, 2002.

Depending upon the results of the EPA's review of the information provided by WPSC and Wisconsin Power and Light Company, the EPA may issue "notices of violation" or "findings of violation" asserting that a violation of the Clean Air Act occurred and/or seek additional information from WPSC and/or third parties who have information relating to the boilers or close out the investigation. To date, the EPA has not responded to the filings made by WPSC and Wisconsin Power and Light. In addition, under the federal Clean Air Act, citizen groups may pursue a claim. WPSC has no notice of such a claim based on the information submitted to the EPA.

In response to the EPA Clean Air Act enforcement initiative, several utilities have elected to settle with the EPA, while others are in litigation. In general, those utilities that have settled have entered into consent decrees which require the companies to pay fines and penalties, undertake supplemental environmental projects, and either upgrade or replace pollution controls at existing generating units or shut down existing units and replace these units with new electric generating facilities. Several of the settlements involve multiple facilities. The fines and penalties (including the capital costs of supplemental environmental projects) associated with these settlements range between $7 million and $30 million. The regulatory interpretations upon which the lawsuits or settlements are based may change based on future court decisions that may be rendered in pending litigations.

If the federal government decided to bring a claim against WPSC and if it were determined by a court that historic projects at WPSC's Pulliam and Weston plants required either a state or federal Clean Air Act permit, WPSC may, under the applicable statutes, be required to:

•	shut down any unit found to be operating in non-compliance,
•	install additional pollution control equipment,
•	pay a fine, and/or
•	pay a fine and conduct a supplemental environmental project in order to resolve any such claim.

Pulliam Air Permit Violation Lawsuit

The Sierra Club and Clean Wisconsin filed a complaint in the Eastern District of Wisconsin on October 19, 2005. The lawsuit was filed pursuant to the citizen suit provisions of the Clean Air Act. The complaint references opacity exceedances reported by the Pulliam facility located in Green Bay, Wisconsin, from 1999 through the first quarter of 2005. The notice also alleges monitoring violations from 1999 through 2004, exceedances of the Clean Air Act operating permit in 2002, exceedances of the permit issued for eight diesel generators in 2001, and exceedances of the permit for one of the combustion turbines. The lawsuit seeks penalties, injunctive relief, and costs of litigation. WPSC filed an answer to the complaint on March 6, 2006, asserting a number of affirmative defenses. The Sierra Club and Clean Wisconsin have stated a willingness to discuss the alleged violations and the parties have engaged in settlement negotiations.

Weston 4 Air Permit

On November 15, 2004, the Sierra Club filed a petition with the WDNR under Section 285.61, Wis. Stats., seeking a contested case hearing on the air permit issued for the Weston 4 generation station. On December 2, 2004, the WDNR granted the petition and forwarded the matter to the Division of Hearings and Appeals. In its petition, the Sierra Club raised legal and factual issues with the permit and with the process used by WDNR to develop the air emission limits and conditions. Certain issues were decided on summary judgment in favor of WPSC with respect to certain Sierra Club claims consistent with the rulings rendered in Wisconsin Energy's Elm Road proceeding. The contested case hearing in the matter was held during the last week of September 2005. The hearing addressed the remaining issues, which are generally related to the emission limits specified in the permit and the pollution controls to be used to achieve these limits. In February 2006, the Administrative Law Judge affirmed the Weston 4 air permit with modifications to the emission limits for sulfur dioxide and nitrogen oxide from the coal-fired boiler and particulate from the cooling tower. The modifications set limits that are more stringent than those set by the WDNR. The Sierra Club and WPSC filed petitions for judicial review of the Administrative Law Judge's decision with the circuit court, both of which are pending. WPSC's petition is limited to a review of the decision related to sulfur dioxide limitations. The filing of the petitions did not stay the Administrative Law Judge's decision. WPSC expects that the WDNR intends to revise the air permit consistent with that decision unless otherwise directed by the court.

Weston 4 Discovery Complaint

On December 16, 2005, the Sierra Club filed an complaint with the PSCW alleging that WPSC failed to respond accurately and completely to a PSCW staff request for information about air pollution control technology available for the Weston 4 electric generating facility, the construction of which was authorized by the PSCW in October 2004. Following an informal investigation, the PSCW determined that, although the alleged failure to provide the information did not adversely affect the outcome of the case, WPSC may not have fully complied with the PSCW's procedural rules. Based on this determination, the PSCW referred the matter to the Wisconsin Attorney General for investigation and potential enforcement action. WPSC does not believe that it violated the PSCW's procedural rules. Moreover, both the PSCW and the WDNR have determined that any error by WPSC would not have impacted the outcome of the cases involved. Nonetheless, the referral to the Attorney General could result in enforcement action against WPSC. Any such enforcement action may result in a civil forfeiture or fine.

Weston Site Operating Permit

On April 18 and April 26, 2005, WPS Resources notified the WDNR that the existing Weston facility was not in compliance with certain provisions of the "Title V" air operating permit that was issued to the facility in October 2004. These provisions include: (1) the particulate emission limits applicable to the coal handling equipment; (2) the carbon monoxide (CO) limit for Weston combustion turbines; and (3) the limitation on the sulfur content of the fuel oil stored at the Weston facility. On July 27, 2005, WPSC received a notice of violation (NOV) from the WDNR asserting that the existing Weston facility is not in compliance with certain provisions of the permit. In response to the NOV, a compliance plan was submitted to the WDNR. Subsequently, stack testing was performed, which indicated continuing exceedances of the particulate limits from the coal handling equipment. On January 19, 2006, WPSC received from the WDNR a Notice of Noncompliance (NON) seeking further information about the alleged non-compliance event. WPSC provided a response to the WDNR and is in the process of seeking to have the permit revised. On February 20, 2006, the WDNR issued an NOV which incorporated most of the alleged noncompliance events described above (the alleged exceedances of the CO limit was not included) and added issues relating to opacity monitoring and the operation of a particulate source for three days without a functioning baghouse. Under the WDNR's stepped enforcement process, an NOV is the first step in the WDNR's enforcement procedure. If the WDNR decides to continue the enforcement process, the next step is a "referral" of the matter to the Wisconsin Attorney General's Office. In addition, citizen groups may seek to initiate enforcement prior to the filing of any lawsuit by the Wisconsin Attorney General's Office or may seek to intervene in the Title V operating permit revision process. WPSC is seeking to amend the applicable permit limits and is taking corrective action. At this time, we believe that our exposure to fines or penalties related to this noncompliance would not have a material impact on our financial results.

Mercury and Interstate Air Quality Rules

On October 1, 2004, the mercury emission control rule became effective in Wisconsin. The rule requires WPSC to control annual system mercury emissions in phases. The first phase will occur in 2008 and 2009. In this phase, the annual mercury emissions are capped at the average annual system mercury emissions for the period 2002 through 2004. The next phase will run from 2010 through 2014 and requires a 40% reduction from average annual 2002 through 2004 mercury input amounts. After 2015, a 75% reduction is required with a goal of an 80% reduction by 2018. Because federal regulations were promulgated in March 2005, we believe the state of Wisconsin will revise the Wisconsin rule to be consistent with the federal rule. However, the state of Wisconsin has filed suit against the federal government along with other states in opposition to the rule. WPSC estimates capital costs of approximately $14 million to achieve the proposed 75% reductions. The capital costs are expected to be recovered in future rate cases.

In March 2005, the EPA finalized the mercury "maximum achievable control technology" standards and an alternative mercury "cap and trade" program substantially modeled on the Clear Skies legislation initiative. The EPA also finalized the Clean Air Interstate Rule (formerly known as the Interstate Air Quality Rule), which will reduce sulfur dioxide and nitrogen oxide emissions from utility boilers located in 29 states, including Wisconsin, Michigan, Pennsylvania, and New York.

The final mercury rule establishes New Source Performance Standards for new units based upon the type of coal burned. Weston 4 will install and operate mercury control technology with the aim of achieving a mercury emission rate less than that in the final EPA mercury rule.

The final mercury rule also establishes a mercury cap and trade program, which requires a 21% reduction in national mercury emissions in 2010 and a 70% reduction in national mercury emissions beginning in 2018. Based on the final rule and current projections, WPSC anticipates meeting the mercury rule cap and trade requirements and does not anticipate incurring costs to comply incremental to those required to comply with the Wisconsin rule.

ESI's current analysis indicates that additional emission control equipment on its existing units may be required. ESI estimates the capital cost for the remaining units to be approximately $1 million to achieve a 70% reduction, excluding Sunbury. See Note 4, "Acquisitions and Sales of Assets," for more information about Sunbury.

The final Clean Air Interstate Rule requires reduction of sulfur dioxide and nitrogen oxide emissions in two phases. The first phase requires about a 50% reduction beginning in 2009 for nitrogen oxide and beginning in 2010 for sulfur dioxide. The second phase begins in 2015 for both pollutants and requires about a 65% reduction in emissions. The rule allows the affected states (including Wisconsin, Michigan, Pennsylvania, and New York) to either require utilities located in the state to participate in the EPA's interstate cap and trade program or meet the state's emission budget for sulfur dioxide and nitrogen oxide through measures to be determined by the state. The states have not adopted a preference as to which option they would select, but the states are investigating the cap and trade program, as well as alternatives or additional requirements. Consequently, the effect of the rule on WPSC's and ESI's facilities is uncertain, since it depends upon how the states choose to implement the final Clean Air Interstate Rule.

Currently, WPSC is evaluating a number of options that include using the cap and trade program and/or installing controls. For planning purposes, it is assumed that additional sulfur dioxide and nitrogen oxide controls will be needed on existing units or the existing units will need to be converted to natural gas by 2015. The installation of any controls and/or any conversion to natural gas will need to be scheduled as part of WPSC's long-term maintenance plan for its existing units. As such, controls or conversions may need to take place before 2015. On a preliminary basis and assuming controls or conversion are required, WPSC estimates capital costs of $257 million in order to meet an assumed 2015 compliance date. This estimate is based on costs of current control technology and current information regarding the final EPA rule. The costs may change based on the requirements of the final state rules.

ESI is evaluating the compliance options for the Clean Air Interstate Rule. Additional nitrogen oxide controls on some of ESI's facilities may be necessary, and are estimated to cost approximately $3 million, excluding Sunbury. ESI will evaluate a number of options including using the cap and trade program, fuel switching, and/or installing controls. See Note 4, "Acquisitions and Sales of Assets," for more information about Sunbury.

Clean Air Regulations

Most of the generation facilities owned by ESI are located in an ozone transport region. As a result, these generation facilities are subject to additional restrictions on emissions of nitrogen oxide and sulfur dioxide. In future years, ESI expects to purchase sulfur dioxide and nitrogen oxide emission allowances at market rates, as needed, to meet its requirements for its generation facilities.

Spent Nuclear Fuel Disposal

The federal government is responsible for the disposal or permanent storage of spent nuclear fuel. The DOE is currently preparing an application to license a permanent spent nuclear fuel storage facility in the Yucca Mountain area of Nevada.

Spent nuclear fuel is currently being stored at the Kewaunee plant. At current production levels, the plant has sufficient storage for all fuel assemblies until 2009 with full core offload. Additional capacity will be needed by 2010 to maintain full core offload capability.

The United States government through the DOE was under contract with WPSC for the pick up and long-term storage of Kewaunee's spent nuclear fuel. Because the DOE has failed to begin scheduled pickup of the spent nuclear fuel, WPSC incurred costs for the storage of the spent nuclear fuel. WPSC is a participant in a suit filed against the federal government for breach of contract and failure to pick up and store the spent nuclear fuel. The case was filed on January 22, 2004, in the United States Court of Federal Claims. The case has been temporarily stayed until June 20, 2006.

In July 2005, WPSC sold Kewaunee to a subsidiary of Dominion Resources, Inc. Pursuant to the terms of the sale, Dominion has the right to pursue the spent nuclear fuel claim and WPSC will retain the contractual right to an equitable share of any future settlement or verdict. The total amount of damages sought is unknown at this time.

Other Environmental Issues

Groundwater testing at a former ash disposal site of UPPCO indicated elevated levels of boron and lithium. Supplemental remedial investigations were performed, and a revised remedial action plan was developed. The Michigan Department of Environmental Quality approved the plan in January 2003. UPPCO received an order from the MPSC permitting deferral and future recovery of these costs. A liability of $1.3 million and an associated regulatory asset of $1.3 million were recorded at March 31, 2006, for estimated future expenditures associated with remediation of the site. In addition, UPPCO has an informal agreement, with the owner of another landfill, under which UPPCO has agreed to pay 17% of the investigation and remedial costs. It is estimated that the cost of addressing the site over the next year will be $1.8 million. UPPCO has recorded $0.3 million of this amount as its share of the liability as of March 31, 2006.

There is increasing concern over the issue of climate change and the effect of greenhouse gas emissions. WPS Resources is evaluating both the technical and cost implications which may result from a future greenhouse gas regulatory program. This evaluation indicates that it is probable that any regulatory program that caps emissions or imposes a carbon tax will increase costs for WPS Resources and its customers. At this time, there is no commercially available technology for removing carbon dioxide from a pulverized coal-fired plant, but significant research is in progress. Efforts are underway within the utility industry to develop cleaner ways to burn coal. The use of alternate fuels is also being explored by the industry, but there are many costs and availability issues. Based on the complexity and uncertainty of the climate issues, a risk exists that future carbon regulation will increase the cost of electricity produced at coal-fired generation units. However, we believe the capital expenditures we are making at our generation units are appropriate under any reasonable mandatory greenhouse gas program. WPS Resources will continue to monitor and manage potential risks and opportunities associated with future greenhouse gas regulatory actions.

Manufactured Gas Plant Remediation

WPSC continues to investigate the environmental cleanup of ten manufactured gas plant sites. Cleanup of the land portion of the Oshkosh, Stevens Point, Green Bay, Manitowoc, and two Sheboygan sites in Wisconsin is completed. Groundwater treatment and monitoring at these sites will continue into the future. Cleanup of the land portion of four sites will be addressed in the future. River sediment remains to be addressed at sites with sediment contamination, and priorities will be determined in consultation with the EPA. The additional work at the sites remains to be scheduled.

WPSC has transferred sites with sediment contamination formally under WDNR jurisdiction to the EPA Superfund Alternatives Program. Under the EPA's program, the remedy decision will be based on risk-based criteria typically used at Superfund sites. WPSC estimated the future undiscounted investigation and cleanup costs as of March 31, 2006, to be $66 million. WPSC may adjust these estimates in the future, contingent upon remedial technology, regulatory requirements, remedy determinations, and the assessment of natural resource damages. WPSC has received $12.7 million to date in insurance recoveries. WPSC expects to recover actual cleanup costs, net of insurance recoveries, in future customer rates. Under current PSCW policies, WPSC will not recover carrying costs associated with the cleanup expenditures.

MGUC, which acquired retail natural gas operations in Michigan from Aquila in the second quarter of 2006, is responsible for the environmental impacts at 11 manufactured gas plant sites. Removal of the most contaminated soil has been completed at seven sites. Future investigations are needed at many of the sites to evaluate on-site, off-site, and sediment impacts.

MGUC has estimated future investigation and remediation costs of approximately $25 million. The MPSC has historically authorized recovery of these costs. An environmental liability and related regulatory asset will be recorded in the second quarter of 2006 to reflect the expected investigation and clean-up costs relating to these sites.

As these 11 sites are integrated into the corporate gas plant site management program, cost estimates may change. We will also evaluate the feasibility of transferring the MGUC sites into the EPA Superfund Alternative Program.

Flood Damage

On May 14, 2003, a fuse plug at the Silver Lake reservoir owned by UPPCO was breached. This breach resulted in subsequent flooding downstream on the Dead River, which is located in Michigan's Upper Peninsula near Marquette, Michigan.

A dam owned by Marquette Board of Light and Power, which is located downstream from the Silver Lake reservoir near the mouth of the Dead River, also failed during this event. In addition, high water conditions and siltation resulted in damage at the Presque Isle Power Plant owned by Wisconsin Electric Power Company. Presque Isle, which is located downstream from the Marquette Board of Light and Power dam, was ultimately forced into a temporary shutdown.

The FERC's Independent Board of Review issued its report in December of 2003 and concluded that the root cause of the incident was the failure of the design of the fuse plug to take into account the highly erodible nature of the fuse plug's foundation materials and spillway channel, resulting in the complete loss of the fuse plug, foundation, and spillway channel. This caused the release of Silver Lake far beyond the intended design of the fuse plug. The fuse plug for the Silver Lake reservoir was designed by an outside engineering firm.

UPPCO has worked with federal and state agencies in their investigations. UPPCO is still in the process of investigating the incident. WPS Resources maintains a comprehensive insurance program that includes UPPCO and which provides both property insurance for its facilities and liability insurance for liability to third parties. WPS Resources is insured in amounts that it believes are sufficient to cover its responsibilities in connection with this event. Deductibles and self-insured retentions on these policies are not material to WPS Resources.

As of May 13, 2005, several lawsuits were filed by the claimants and putative defendants relating to this incident. The suits that have been filed against UPPCO, WPS Resources, and WPSC include the following claimants: Wisconsin Electric Power Company, Cleveland Cliffs, Inc., Board of Light and Power of the City of Marquette, the City of Marquette, the County of Marquette, Dead River Campers, Inc., Marquette County Road Commission, SBC, and various land and home owners along the Silver Lake reservoir and Dead River system. WPS Resources is defending these lawsuits and is seeking resolution of all claims and litigation where possible. UPPCO filed a suit against the engineering company that designed the fuse plug (MWH Americas, Inc.) and the contractor who built it (Moyle Construction, Inc.). UPPCO has reached a confidential settlement with Wisconsin Electric Power Company resolving Wisconsin Electric Power Company's claims. The settlement payment has been reimbursed by WPS Resource's insurer and, therefore, did not have a material impact on the Condensed Consolidated Financial Statements. WPS Resources has also settled several small claims with various landowners that are also covered by insurance. WPS Resources is defending the remaining lawsuits filed against it and is seeking resolution of all claims and litigations where possible. A trial date in September 2007 has been set for the remaining cases.

In November 2003, UPPCO received approval from the MPSC and the FERC for deferral of costs that are not reimbursable through insurance or recoverable through the power supply cost recovery mechanism. Recovery of costs deferred will be addressed in future rate proceedings.

UPPCO has announced its decision to restore Silver Lake as a reservoir for power generation pending approval of an economically feasible design by the FERC. The FERC has required that a board of consultants evaluate and oversee the design approval process. UPPCO is developing a timeline for the project, but early estimates call for work to begin in 2006 and be completed in 2008, provided the FERC approves an economically feasible design. Once work is done, Silver Lake is expected to take approximately two years to refill, based upon natural precipitation.

Stray Voltage Claims

From time to time, WPSC has been sued by dairy farmers who allege that they have suffered loss of milk production and other damages supposedly due to "stray voltage" from the operation of WPSC's electrical system. Past cases have been resolved without any material adverse effect on the financial statements of WPSC. One case, Allen v. WPSC, was remanded from the court of appeals to the trial court for a determination of whether a post-verdict injunction is warranted. A second case, Pollack v. WPSC, was tried and ended in a defense verdict on May 5, 2005, and that case is concluded. A third case, Seidl v. WPSC, was dismissed on June 21, 2005, when the trial judge granted WPSC's motion for a directed verdict. The Seidl plaintiffs have filed a notice of appeal of that dismissal. WPSC believes it has meritorious arguments supporting the dismissal and WPSC plans to vigorously contest the appeal.

On February 15, 2005, the Court of Appeals affirmed the jury verdict in Allen v. WPSC, which awarded the plaintiff $0.8 million for economic damages and $1 million for nuisance. All appeals have been exhausted and the judgment has been paid to the plaintiff, but the plaintiff is still seeking an injunction. The injunction issues are scheduled to be tried in September 2006. The expert witnesses retained by WPSC do not believe that there is any scientific basis for concluding that electricity from the utility system is currently creating any problem on the plaintiff's land. Accordingly, WPSC does not believe there is any basis for issuing an injunction, and intends to contest the plaintiff's claim.

Three cases, Theuerkauf v. WPSC, Wojciehowski Brothers Farms v. WPSC, and Schmoker v. WPSC were filed in the fourth quarter of 2005. The Theuerkauf case was brought by Michigan farmers and was in federal court in Green Bay, but has recently settled for an amount within the self-insured retention. The

Wojciehowski case was brought in Wisconsin state court in Marinette County. The Schmoker case was brought in Wisconsin state court in Winnebago County. While these two cases are still in the early stages and it is too early to accurately predict their likely outcomes, based on currently available information, WPSC believes it has meritorious defenses to the plaintiff's claims and intends to vigorously defend them.

The PSCW has established certain requirements regarding stray voltage for all utilities subject to its jurisdiction. The PSCW has defined what constitutes "stray voltage," established a level of concern at which some utility corrective action is required, and set forth test protocols to be employed in evaluating whether a stray voltage problem exists. However, in 2003, the Supreme Court of Wisconsin ruled in the case Hoffmann v. WEPCO that a utility could be liable in tort to a farmer for damage from stray voltage even though the utility had complied with the PSCW's established level of concern. Thus, despite the fact that WPSC believes it abides by the applicable PSCW requirements, it is not immune from the tort suits such as these under Wisconsin law.

WPSC has insurance coverage for the pending claims, but the policies have customary self-insured retentions per occurrence. Based upon the information known at this time and the availability of insurance, WPSC believes that the total cost to it of resolving these five actions will not be material.

Wausau, Wisconsin, to Duluth, Minnesota, Transmission Line

Construction of the 220-mile, 345-kilovolt Wausau, Wisconsin, to Duluth, Minnesota, transmission line began in the first quarter of 2004 with the Minnesota portion completed in early 2005. Construction in Wisconsin began on August 8, 2005.

ATC has assumed primary responsibility for the overall management of the project and will own and operate the completed line. WPSC received approval from the PSCW and the FERC and subsequently transferred ownership of the project to ATC. WPSC will continue to manage obtaining the private property rights, design, and construction of the Wisconsin portion of the project.

The Certificate of Public Convenience and Necessity and other permits needed for construction have been received and are final. In addition, on August 5, 2005, the new law allowing condemnation of county land for transmission lines approved by the PSCW became effective. In light of this legislation, Douglas County negotiated an easement agreement with ATC that allows the project to be constructed across county land on the route originally selected by the PSCW. On September 15, 2005, the Douglas County Board approved that agreement. Accordingly, the lawsuit against Douglas County to force it to provide easements for the project has been dismissed as moot, and ATC has asked the PSCW to close the docket, which was opened to examine alternative routes in Douglas County.

WPS Resources committed to fund 50% of total project costs incurred up to $198 million and will receive additional equity in ATC in exchange for the project funding. Under its agreement, WPS Resources invested $16.1 million in ATC during the three months ended March 31, 2006, bringing WPS Resources' investment in ATC related to the project to $102.8 million since the inception of the project. WPS Resources may terminate funding if the project extends beyond January 1, 2010. On December 19, 2003, WPSC and ATC received approval from the PSCW to continue the project at a revised cost estimate of $420.3 million to reflect additional costs for the project resulting from time delays, added regulatory requirements, changes and additions to the project, and ATC overhead costs. WPS Resources has the right, but not the obligation, to provide additional funding in excess of $198 million for up to 50% of the revised cost estimate. Allete has exercised its option to fund a portion of the Wausau to Duluth transmission line. WPSC and Allete agreed that Allete will fund up to $60 million of the future capital calls for the line. Considering this, for the period January 2006 through the anticipated completion of the line in 2008, WPS Resources expects to fund up to approximately $61 million for its portion of the Wausau to Duluth transmission line.

Beaver Falls

ESI's Beaver Falls generation facility in New York has been out of service since late June 2005. An unplanned outage was caused by the failure of the first stage turbine blades. Inclusive of estimated insurance recoveries, ESI estimates at this time that it will cost between $3 million and $5 million to repair the turbine and replace the damaged blades. Depending on the amount of insurance recovery, ESI could incur significantly higher net out-of-pocket costs than originally estimated to repair the damage. Resolution of the insurance claim is expected to occur in the second quarter of 2006. In addition, ESI continues to attempt to renegotiate an existing steam off-take agreement with a counterparty, the outcome of which will significantly impact its ability to recover costs. If significant repair costs are not recoverable through insurance or ESI is not able to renegotiate the terms of the steam off-take agreement, then a possibility exists that ESI would not repair the plant, in which case undiscounted cash flows related to future operations may be insufficient to recover the carrying value of the plant, resulting in impairment. The carrying value of the Beaver Falls generation facility at March 31, 2006, is $17.8 million.

Synthetic Fuel Production Facility

We have significantly reduced our consolidated federal income tax liability through tax credits available to us under Section 29/45K of the Internal Revenue Code for the production and sale of solid synthetic fuel produced from coal. These tax credits are scheduled to expire at the end of 2007 and are provided as an incentive for taxpayers to produce fuel from alternate sources and reduce domestic dependence on imported oil. This incentive is not deemed necessary if the price of oil increases sufficiently to provide a natural market for the fuel. Therefore, the tax credits in a given year are subject to phase-out if the annual average reference price of oil within that year exceeds a minimum threshold price set by the Internal Revenue Service (IRS) and are eliminated entirely if the average annual reference price increases beyond a maximum threshold price set by the IRS. The reference price of a barrel of oil is an estimate of the annual average wellhead price per barrel for domestic crude oil, which have in recent history been approximately $6 below the NYMEX price of a barrel of oil. The threshold price at which the credit begins to phase-out was set in 1980 and is adjusted annually for inflation; the IRS releases the final numbers for a given year in the first part of the following year.

Numerous events have increased domestic crude oil prices, including concerns about terrorism and foreign relations, storm-related supply disruptions, and worldwide demand. Therefore, in order to mitigate exposure to the risk of an increase in oil prices that could reduce the amount of Section 29/45K federal tax credits that could be recognized, ESI entered into a series of derivative (option) contracts, beginning in the first quarter of 2005, covering a specified number of barrels of oil. If no phase-out were to occur in 2006 and 2007, we would expect to recognize approximately $26 million of Section 29/45K federal tax credits in each of these years. Based upon 2006 actual year-to-date and forward oil prices, we are anticipating significant phase-outs of 2006 and 2007 Section 29/45K federal tax credits. However, we cannot predict with certainty the future price of a barrel of oil and, therefore, have no way of knowing what portion of our 2006 and 2007 tax credits will ultimately be phased out, or if any phase-out will occur. ESI estimates that 2006 Section 29/45K federal tax credits will begin phasing out if the annual average NYMEX price of a barrel of oil reaches approximately $60, with a total phase-out if the annual average NYMEX price of a barrel of oil reaches approximately $74. At March 31, 2006, based upon estimated annual average oil prices, we anticipated that approximately 51% of the 2006 tax credits that otherwise would be available from the production and sale of synthetic fuel would be phased-out. Based on the amount of the anticipated Section 29/45K phase-out at March 31, 2006, our 2006 annual production assumption is that it is more likely than not that WPS Resources (in order to save on production costs) would also begin curtailing our share of production sometime late in the third quarter of 2006. However, our hedged position may offer a number of alternatives to improve expected results that do not involve production curtailment. For the year ending December 31, 2006, including the projected production curtailment and tax credit phase-out, we expect to recognize the benefit of Section 29/45K federal tax credits totaling approximately $10 million. However, the actual amount of tax credits recognized in 2006 could differ substantially from our March 31, 2006, estimate based upon actual average annual oil prices.

There is proposed federal legislation that would establish the 2006 reference price used to determine the phase-out for 2006 based upon the previous calendar year. If the proposed legislation becomes law, we do not anticipate that any phase-out of 2006 Section 29/45K federal tax credits would occur. However, ESI cannot predict what impact, if any, this proposed legislation would have on the value of the tax credits in 2007, but it could provide an opportunity for ESI to utilize its 2006 derivative (option) contracts to mitigate the risk of 2007 tax credit phase-outs. However, we cannot provide any certainty that the proposed federal legislation will be enacted into law, and; therefore, we have not relied on the proposed legislation in determining the amount of Section 29/45K federal tax credits to recognize in first quarter of 2006.

ESI has derivative (option) contracts that mitigate substantially all of the Section 29/45K tax credit exposure in 2006 and 40% of the exposure in 2007. The derivative contracts involve purchased and written call options that provide for net cash settlement at expiration based on the annual average NYMEX trading price of oil in relation to the strike price of each option. Net premiums paid to date for options to mitigate exposure to Section 29/45K federal tax credit phase-outs in 2006 and 2007 totaled $15.7 million, including $1.3 million of net option premiums paid in April 2006 ($12.4 million for 2006 options and $3.3 million for 2007 options), all of which are recorded as risk management assets and liabilities on the balance sheet. Essentially, ESI paid $12.4 million for options ($7.4 million after-tax) to protect the value of approximately $26 million of tax credits in 2006 and $3.3 million for options ($2.0 million after-tax) to protect the value of approximately $10 million of tax credits in 2007. ESI has not hedged an estimated $16 million of 2007 tax credits. ESI does not expect to mitigate exposure on the remaining 2007 tax credits until the above referenced federal legislation is settled. The derivative contracts have not been designated as hedging instruments and, as a result, changes in the fair value of the options are recorded currently as a component of nonregulated revenue. This results in mark-to-market gains being recognized in earnings in different periods, compared to any offsetting tax credit phase-outs. For example, from the inception of ESI's Section 29/45K hedging strategy in the first quarter of 2005 through March 31, 2006, total pre-tax mark-to-market and realized gains recognized on 2006 oil options were $11.9 million, while total pre-tax mark-to-market gains recognized on 2007 oil options were $6.8 million. These pre-tax gains compared to an estimated $4.9 million tax credit phase-out that was recognized in the first quarter of 2006 (no tax credit phase-outs were recognized in 2005).

In addition to exposure from federal tax credits, ESI has also historically received royalties tied to the amount of synthetic fuel produced as well as variable payments from a counterparty related to its 30% sell-down of ECO Coal Pelletization #12 in 2002. Royalties and variable payments received in 2006 and 2007 could decrease if a phase-out occurs, or if synthetic fuel production is reduced. While variable payments are received by ESI quarterly, royalties are a function of annual synthetic fuel production and are generally not received until later in the year.

The following table shows the impact that ESI's investment in the synthetic fuel production facility, including derivative (option) contract activity, had on the Condensed Consolidated Statements of Income for the quarters ended March 31. An explanation for the change in tax credits is discussed in more detail within "Results of Operations - WPS Resources." Amounts recorded as a component of miscellaneous income did not change significantly between periods.

Amounts are pre-tax, except tax credits (millions)	Income (loss)

	2006	2005
Provision for income taxes:
Section 29/45K federal tax credits recognized	$4.5	$12.8

Nonregulated revenue:
Mark-to-market gains on 2005 oil options	-	2.1
Mark-to-market gains on 2006 oil options	6.0	0.4
Net realized gains on 2006 oil options	2.0	-
Mark-to-market gains on 2007 oil options	2.4	0.3

Miscellaneous income:
Operating losses - synthetic fuel facility	(4.7)	(4.2)
Variable payments received	0.9	0.9
Royalty income recognized	-	-
Deferred gain recognized	0.6	0.6
Interest received on fixed note receivable	0.3	0.4

Minority interest	1.2	1.1

NOTE 11--GUARANTEES

As part of normal business, WPS Resources and its subsidiaries enter into various guarantees providing financial or performance assurance to third parties on behalf of certain subsidiaries. These guarantees are entered into primarily to support or enhance the creditworthiness otherwise attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the subsidiaries' intended commercial purposes.

Most of the guarantees issued by WPS Resources include inter-company guarantees between parents and their subsidiaries, which are eliminated in consolidation, and guarantees of the subsidiaries' own performance. As such, these guarantees are excluded from the recognition and measurement requirements of FASB Interpretation No. 45, "Guarantors' Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others."

At March 31, 2006, and December 31, 2005, outstanding guarantees totaled $1,295.1 million, and $1,310.6 million, respectively, as follows:

WPS Resources' Outstanding Guarantees (Millions)	March 31, 2006	December 31, 2005
Guarantees of subsidiary debt	$27.2	$27.2
Guarantees supporting commodity transactions of subsidiaries	1,104.6	1,154.7
Standby letters of credit	149.0	114.3
Surety bonds	0.8	0.8
Other guarantees	13.5	13.6
Total guarantees	$1,295.1	$1,310.6

WPS Resources' Outstanding Guarantees (Millions) Commitments Expiring	Total Amounts Committed At March 31, 2006	Less Than 1 Year	1 to 3 Years	4 to 5 Years	Over 5 Years
Guarantees of subsidiary debt	$27.2	$-	$-	$-	$27.2
Guarantees supporting commodity transactions of subsidiaries	1,104.6	993.9	27.7	23.6	59.4
Standby letters of credit	149.0	148.3	0.7	-	-
Surety bonds	0.8	0.8	-	-	-
Other guarantees	13.5	-	-	13.5	-
Total guarantees	$1,295.1	$1,143.0	$28.4	$37.1	$86.6

At March 31, 2006, WPS Resources had outstanding $27.2 million in corporate guarantees supporting indebtedness. Of that total, $27.0 million supports outstanding debt at one of ESI's subsidiaries. The underlying debt related to these guarantees is reflected on WPS Resources' Condensed Consolidated Balance Sheet.

WPS Resources' Board of Directors has authorized management to issue corporate guarantees in the aggregate amount of up to $1.5 billion to support the business operations of ESI. WPS Resources primarily issues the guarantees to counterparties in the wholesale electric and natural gas marketplace to provide them assurance that ESI will perform on its obligations and permit ESI to operate within these markets. At March 31, 2006, WPS Resources provided parental guarantees in the amount of $1,101.7 million, reflected in the above table, for ESI's indemnification obligations for business operations, including $8.1 million of guarantees that received specific authorization from WPS Resources' Board of Directors and are not included in the $1.5 billion general authorized amount. Of the parental guarantees provided by WPS Resources, the outstanding balance at March 31, 2006, which WPS Resources would be obligated to support, is approximately $324 million.

Another $2.9 million of corporate guarantees support energy and transmission supply at UPPCO and are not reflected on WPS Resources' Condensed Consolidated Balance Sheet. In February 2005, WPS Resources' Board of Directors authorized management to issue corporate guarantees in the aggregate amount of up to $15.0 million to support the business operations of UPPCO. Corporate guarantees issued in the future under the Board authorized limit may or may not be reflected on WPS Resources' Condensed Consolidated Balance Sheet, depending on the nature of the guarantee.

At WPS Resources' request, financial institutions have issued $149.0 million in standby letters of credit for the benefit of third parties that have extended credit to certain subsidiaries. Of this amount, $143.9 million has been issued to support ESI's operations. Included in the $143.9 million is $2.5 million that has specific authorization from WPS Resources Board of Directors and is not included in the $1.5 billion guarantee limit. The remaining $141.4 million counts against the $1.5 billion guarantee limit authorized for ESI. If a subsidiary does not pay amounts when due under a covered contract, the counterparty may present its claim for payment to the financial institution, which will request payment from WPS Resources. Any amounts owed by our subsidiaries are reflected in WPS Resources' Condensed Consolidated Balance Sheet.

At March 31, 2006, WPS Resources furnished $0.8 million of surety bonds for various reasons including worker compensation coverage and obtaining various licenses, permits, and rights-of-way. Of the $0.8 million of surety bonds, $0.3 million supports ESI and is included in the $1.5 billion guarantee limit authorized for ESI. Liabilities incurred as a result of activities covered by surety bonds are included in the WPS Resources' Condensed Consolidated Balance Sheet.

A guarantee of $4.6 million listed in the above table under other guarantees was issued by WPSC to indemnify a third party for exposures related to the construction of utility assets. This amount is not reflected on WPS Resources' Condensed Consolidated Balance Sheet, as this agreement was entered into prior to the effective date of FASB Interpretation No. 45.

In conjunction with the sale of Kewaunee, WPSC and Wisconsin Power and Light agreed to indemnify Dominion for 70% of any and all reasonable costs resulting from or arising from the resolution of any design bases documentation issues that are incurred prior to completion of Kewaunee's scheduled maintenance period for 2009 up to a maximum combined exposure of $15 million for WPSC and Wisconsin Power and Light. WPSC believes that it will expend its share of costs related to this indemnification and, as a result, recorded the fair value of the liability, or $8.9 million, as a component of the loss on the sale of Kewaunee.

WPSC also agreed to indemnify Dominion for losses resulting from potential breaches of WPSC's representations and warranties under the sale agreement. The indemnification is limited to approximately $18 million and expires in July 2006. WPSC believes the likelihood of having to make any material cash payments under the sale agreement as a result of breaches of representations and warranties is remote.

In April 2006, ESI entered into a $150 million credit agreement to finance its margin requirements related to natural gas and electric contracts traded on the NYMEX and the Intercontinental Exchange. Future borrowings under this agreement will be guaranteed by WPS Resources and subject to the aggregate $1.5 billion guarantee limit authorized for ESI by WPS Resources' Board of Directors.

NOTE 12--EMPLOYEE BENEFIT PLANS

The following table provides the components of net periodic benefit cost for WPS Resources' benefit plans for the three months ended March 31:

WPS Resources	Pension Benefits		Other Benefits
(Millions)	2006	2005	2006	2005
Net periodic benefit cost
Service cost	$5.9	$6.2	$1.8	$2.0
Interest cost	10.0	10.1	3.9	4.2
Expected return on plan assets	(10.5)	(10.9)	(3.1)	(3.1)
Amortization of transition obligation	-	-	0.1	0.1
Amortization of prior-service cost (credit)	1.3	1.4	(0.5)	(0.6)
Amortization of net loss	2.1	2.0	1.0	1.1
Net periodic benefit cost	$8.8	$8.8	$3.2	$3.7

WPSC's share of net periodic benefit cost for the three months ended March 31 is included in the table below:

WPSC	Pension Benefits		Other Benefits
(Millions)	2006	2005	2006	2005
Net periodic benefit cost
Service cost	$4.5	$4.9	$1.7	$1.8
Interest cost	8.3	8.4	3.5	3.8
Expected return on plan assets	(9.1)	(9.6)	(3.0)	(3.0)
Amortization of transition obligation	-	-	0.1	0.1
Amortization of prior-service cost (credit)	1.2	1.2	(0.5)	(0.5)
Amortization of net loss	1.4	1.4	0.9	0.9
Net periodic benefit cost	$6.3	$6.3	$2.7	$3.1

Contributions to the plans are made in accordance with legal and tax requirements and do not necessarily occur evenly throughout the year. For the three months ended March 31, 2006, no contributions were made to the pension benefit plan or other postretirement benefit plans. WPS Resources expects to contribute $25.3 million to its pension plan and $19.7 million to its other postretirement benefit plans in the remainder of 2006.

NOTE 13--STOCK-BASED COMPENSATION

WPS Resources has four stock-based compensation plans: the 2005 Omnibus Incentive Compensation Plan ("2005 Omnibus Plan"), the 2001 Omnibus Incentive Compensation Plan ("2001 Omnibus Plan"), the 1999 Stock Option Plan ("Employee Plan"), and the 1999 Non-Employee Directors Stock Option Plan ("Director Plan"). Under the provisions of the 2005 Omnibus Plan, the number of shares of stock that may be issued in satisfaction of plan awards may not exceed 1,600,000. No additional awards will be issued under the 2001 Omnibus Plan or the Employee Plan, although the plans will continue to exist for purposes of the existing outstanding stock-based compensation. The number of shares issuable under each of the aforementioned stock-based compensation plans, each outstanding award, and stock option exercise prices are subject to adjustment in the event of any stock split, stock dividend, or other similar transaction. At January 1, 2006, only stock options and performance stock rights were outstanding under the aforementioned plans.

Prior to January 1, 2006, WPS Resources accounted for the plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, WPS Resources provided pro forma disclosure amounts in accordance with SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," as if the fair value method defined by SFAS No. 123, "Accounting for Stock-Based Compensation," had been applied.

Effective January 1, 2006, WPS Resources adopted the fair value recognition provisions of SFAS No. 123R, "Share-Based Payment," using the modified prospective transition method. Under this transition method, prior periods' results are not restated. Stock-based compensation cost for the first quarter of 2006 includes compensation cost for all stock-based compensation awards granted prior to, but not yet fully vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, adjusted for estimated future forfeitures. There was no material cumulative effect of a change in accounting principle recorded upon adoption of SFAS No 123R. Stock-based compensation cost for all awards granted after January 1, 2006, will be recognized based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. The implementation of SFAS No. 123R had an immaterial impact on cash flows from operations and cash flows from financing activities.

The following table illustrates the effect on income available for common shareholders and earnings per share for the first quarter of 2005, had WPS Resources applied the fair value recognition provisions of SFAS No. 123:

(Millions, except per share amounts)	Three Months Ended March 31, 2005

Income available for common shareholders
As reported	$65.9
Add: Stock-based compensation expense using the intrinsic value method - net of tax	0.4
Deduct: Stock-based compensation expense using the fair value method - net of tax	(0.4)
Pro forma	$65.9

Basic earnings per common share
As reported	$1.74
Pro forma	1.74

Diluted earnings per common share
As reported	$1.73
Pro forma	1.73

Stock Options

Under the provisions of the 2005 Omnibus Plan, no single employee who is the chief executive officer of WPS Resources or any of the other four highest compensated officers of WPS Resources and its subsidiaries can be granted options for more than 250,000 shares during any calendar year. Stock options are granted by the Compensation Committee of the Board of Directors and may be granted at any time. No stock options will have a term longer than ten years. The exercise price of each stock option is equal to the fair market value of the stock on the date the stock option is granted. Under the 2005 and 2001 Omnibus Plans and the Employee Plan, one-fourth of the stock options granted vest and become exercisable each year on the anniversary of the grant date.

The number of stock options granted under the Director Plan may not exceed 100,000, and the shares to be delivered will consist solely of treasury shares. Stock options are granted at the discretion of the Board of Directors. No options may be granted under this plan after December 31, 2008. All options have a ten-year term, but they may not be exercised until one year after the date of grant. Options granted under this plan are immediately vested. The exercise price of each option is equal to the fair market value of the stock on the date the stock options were granted.

The fair values of stock option awards outstanding at January 1, 2006, were estimated using the Black-Scholes option-pricing model. Stock options granted after the implementation of SFAS No. 123R will be valued using a binomial lattice model. No stock options were granted during the quarter ended March 31, 2006, and no modifications were made to previously issued awards. Total pre-tax compensation expense recognized during the first quarter of 2006 for stock options was $0.2 million, of which $0.1 relates to WPSC. The total compensation cost capitalized for the same period was immaterial.

As of March 31, 2006, $1.4 million of total pre-tax compensation cost related to unvested and outstanding stock options is expected to be recognized over a weighted-average period of 2.7 years.

Cash received from option exercises during the three months ended March 31, 2006, totaled $0.5 million. The tax benefit realized from these option exercises totaled $0.1 million.

A summary of stock option activity for the first quarter of 2006 is presented below:

	Stock Options	Weighted-Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value (Millions)
Outstanding at December 31, 2005
2001 Omnibus Plan	1,194,441	$41.72
2005 Omnibus Plan	325,347	54.85
Employee Plan	156,973	33.99
Director Plan	12,000	25.50
Exercised during the quarter
2001 Omnibus Plan	13,014	38.61		$0.2
Outstanding at March 31, 2006
2001 Omnibus Plan	1,181,427	41.75	7.29	8.8
2005 Omnibus Plan	325,347	54.85	9.69	-
Employee Plan	156,973	33.99	4.48	2.4
Director Plan	12,000	25.50	3.74	0.3
Options exercisable at March 31, 2006
2001 Omnibus Plan	697,797	39.31	6.78	6.9
Employee Plan	156,973	33.99	4.48	2.4
Director Plan	12,000	25.50	3.74	0.3

No options expired or were forfeited during the first quarter of 2006.

The aggregate intrinsic value for outstanding and exercisable options in the above table represents the total pre-tax intrinsic value that would have been received by the option holders had they all exercised their options at March 31, 2006. This is calculated as the difference between WPS Resources' closing stock price on March 31, 2006, and the option exercise price, multiplied by the number of in-the-money stock options.

Other Stock-Based Compensation Awards

A portion of the long-term incentive is awarded in the form of performance stock rights. No more than 400,000 of the shares authorized for issuance under the provisions of the 2005 Omnibus Plan can be granted as performance shares. In addition, no single employee who is the chief executive officer of WPS Resources or any of the other four highest compensated officers of WPS Resources and its subsidiaries can receive a payout in excess of 50,000 performance shares during any calendar year. Performance stock rights vest over a three-year performance period and are paid out in shares of WPS Resources' common stock. The number of shares paid out is calculated by multiplying a performance percentage by the number of outstanding stock rights at the completion of the vesting period. The performance multiplier is based on the total shareholder return of WPS Resources' common stock relative to the total shareholder return of a peer group of companies. The payout may range from 0% to 200% of target.

The fair values of performance stock right awards outstanding at January 1, 2006, were estimated using WPS Resources' common stock price on the date of grant, less the present value of expected dividends over the three-year vesting period, assuming a payout of 100% of target. Performance stock rights granted after the implementation of SFAS No. 123R will be valued using the Monte Carlo valuation model. No performance stock rights were granted during the quarter ended March 31, 2006, and no modifications were made to previously issued awards. Pre-tax compensation expense recorded for performance stock rights was $0.7 million for the first quarter of 2006, of which $0.4 relates to WPSC. The total compensation cost capitalized was immaterial.

The total intrinsic value of performance shares distributed during the quarter (related to the December 2002 grant) was $2.4 million. The tax benefit realized due to the distribution of performance shares totaled $1.0 million.

As of March 31, 2006, $3.9 million of total pre-tax compensation cost related to unvested and outstanding performance stock rights is expected to be recognized over a weighted-average period of 2.5 years.

A summary of the activity of the performance stock rights plan for the first quarter of 2006 is presented below:

	Performance Stock Rights	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2005	211,421	$41.93
Distributed during the quarter	37,600	$31.60
Outstanding at March 31, 2006	173,821	$44.16

Performance stock rights vested at December 31, 2005, were paid out during the first quarter of 2006. The actual number of shares of WPS Resources' common stock distributed totaled 45,121 based on a payout of 120% of target. None of the stock rights outstanding at March 31, 2006, were exercisable at March 31, 2006. No stock rights expired or were forfeited during the quarter.

NOTE 14--COMPREHENSIVE INCOME

SFAS No. 130, "Reporting Comprehensive Income," requires the reporting of other comprehensive income in addition to income available for common shareholders. Total comprehensive income includes all changes in equity during a period except those resulting from investments by shareholders and distributions to shareholders. WPS Resources' total comprehensive income is:

	Three Months Ended March 31,
(Millions)	2006	2005
Income available for common shareholders	$60.1	$65.9
Cash flow hedges, net of tax of $12.0 and $(8.7)	18.6	(13.6)
Foreign currency translation	-	(0.7)
Unrealized gain on available-for-sale securities, net of tax of $0.1 for both periods	0.2	0.2
Total comprehensive income	$78.9	$51.8

The following table shows the changes to accumulated other comprehensive Income from December 31, 2005, to March 31, 2006.

(Millions)
December 31, 2005 balance	$(10.4)
Cash flow hedges	18.6
Unrealized gain on available-for-sale securities	0.2
March 31, 2006 balance	$8.4

NOTE 15--EARNINGS PER SHARE

WPS Resources' common stock shares, $1 par value	March 31, 2006	December 31, 2005
Common stock outstanding, $1 par value, 200,000,000 shares authorized	40,266,630	40,089,898
Treasury shares	12,000	12,000
Average cost of treasury shares	$25.19	$25.19
Shares in deferred compensation rabbi trust	271,165	270,491
Average cost of deferred compensation rabbi trust shares	$41.09	$40.29

Basic earnings per share are computed by dividing income available for common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing income available for common shareholders by the weighted average number of shares of common stock outstanding during the period adjusted for the exercise and/or conversion of all potentially dilutive securities. Such dilutive items include in-the-money stock options, performance share grants, and shares related to the forward equity transaction. The calculation of diluted earnings per share for the periods shown excludes some stock option plan shares that had an anti-dilutive effect. The following table reconciles the computation of basic and diluted earnings per share:

Reconciliation of Earnings Per Share	Three Months Ended March 31,
(Millions, except per share amounts)	2006	2005
Income available to common shareholders	$60.1	$65.9
Basic weighted average shares	40.3	37.8
Incremental issuable shares	0.3	0.3
Diluted weighted average shares	40.6	38.1
Basic earnings per common share	$1.49	$1.74
Diluted earnings per common share	$1.48	$1.73

NOTE 16--REGULATORY ENVIRONMENT

Wisconsin

On April 25, 2006, WPSC filed with the PSCW a stipulation agreement with various interveners to refund a portion of the difference between fuel costs that were projected in the 2006 Wisconsin retail rate case and actual Wisconsin retail fuel costs incurred from January through March 2006 as well as the projected savings in April through June 2006. This refund will be a credit to customers' bills over the months of May 2006 to August 2006. A current liability of $9.4 million has been recorded at March 31, 2006, for a portion of the savings realized through March 31. Rates remain subject to refund under the agreement through the end of the year.

On March 31, 2006, WPSC filed a request with the PSCW to increase retail electric and natural gas rates 14.4% ($125.1 million) and 3.9% ($22.6 million), respectively for 2007. The proposed retail electric rate increase is required because of increased costs associated with electric transmission, (including the recovery of 2007 MISO costs, and deferred MISO costs from 2005 and 2006), higher fuel and purchased power costs (including the recovery of deferred costs for reduced coal deliveries in 2005 and 2006), costs related to the construction of Weston 4 and the additional personnel to maintain and operate the plant, and costs to maintain the Weston 3 generation unit and the De Pere Energy Center. The proposed retail natural gas rate increase is driven by infrastructure improvements necessary to ensure the reliability of the natural gas distribution system and remediation of former manufactured gas sites. This filing included an 11.0% return on common equity and a common equity ratio of 60.35% in its regulatory capital structure.

On December 22, 2005, the PSCW issued a final written order authorizing a retail electric rate increase of $79.9 million (10.1%) and a retail natural gas rate increase of $7.2 million (1.1%), effective January 1, 2006. The 2006 rates reflect an 11.0% return on common equity. The PSCW also approved a common equity ratio of 59.7% in its regulatory capital structure. The retail electric rate increase was required primarily because of higher fuel and purchased power costs (including costs associated with the Fox Energy Center power purchase agreement), and also for costs related to the construction of Weston 4, higher transmission expenses, and recovery of a portion of the costs related to the 2005 Kewaunee outage. Partially offsetting the items discussed above, retail electric rates were lowered to reflect a refund to customers in 2006 of a portion of the proceeds received from the liquidation of the nonqualified decommissioning trust fund as a result of the sale of Kewaunee. The retail natural gas rate increase was driven by infrastructure improvements necessary to ensure the reliability of the natural gas distribution system.

On June 7, 2005, WPSC filed with the PSCW, the MPSC, and the FERC a request for establishment of a cooperative joint proceeding for approval of the Kewaunee wind-up plan. The wind-up plan proposed that the refunds due to both retail and wholesale customers related to proceeds received from the liquidation of the nonqualified decommissioning trust fund be offset by the net loss on the sale of the plant and also by certain costs related to the 2004 and 2005 Kewaunee outages. The wind-up plan proposed to begin the amortization of the net regulatory liability as a credit to customer rates as of the effective date of the PSCW's order (January 1, 2006). The FERC subsequently denied the request for joint proceeding with the PSCW. The wind-up plan was addressed by the PSCW in WPSC's 2006 rate case (discussed above). The PSCW ruled in the 2006 rate case that the deferred assets and liabilities related to the Kewaunee matters should be treated separately and not netted as WPSC initially proposed in its wind-up plan. In the 2006 rate case, the PSCW determined that Wisconsin retail customers were entitled to be refunded approximately 85% of the proceeds received from the liquidation of the nonqualified decommissioning trust fund based on a historical allocation methodology, or approximately $108 million of the total $127.1 million of proceeds received, over a two-year period beginning on January 1, 2006 (in addition to the refund of carrying costs on the unamortized balance at the authorized pre-tax weighted average cost of capital). In 2005, the MPSC ruled that WPSC's Michigan customers were entitled to be refunded approximately 2% of the proceeds received from the liquidation of the nonqualified decommissioning fund and refunding to Michigan customers began in the third quarter of 2005. At March 31, 2006, WPSC had recorded a $113.1 million regulatory liability representing the amount of proceeds received from the liquidation of the nonqualified decommissioning trust fund remaining to be refunded to both retail and wholesale customers. On August 8, 2005, the FERC accepted the proposed refund plan for filing and implemented the plan effective January 1, 2006, subject to refund upon final resolution. Settlement discussions between WPSC and wholesale parties contesting WPSC's refund plan were held both in the fourth quarter of 2005 and in the first quarter of 2006, and final resolution was reached between WPSC and one party on this matter, pending FERC approval. On April 25, 2006, formal settlement discussions were terminated with the remaining parties. The issues will be litigated at the FERC.

Michigan

On January 3, 2006, UPPCO filed a request to increase its retail electric rates by $6.6 million (8.1%), with an 11.5% return on equity, and a common equity ratio of 55% in its regulatory capital structure. It is anticipated that, unless settled earlier, the MPSC will act on this request by the fourth quarter of 2006. UPPCO requested interim rates effective in the second quarter, subject to refund, while the MPSC reviews the entire request. A hearing with the MPSC on the interim request took place on April 17, 2006, and an order is expected to be effective in the second quarter of 2006. The retail electric rate increase is required in order to improve service quality and reliability, upgrade technology, and manage rising employee and retiree benefit costs. UPPCO's last retail electric rate increase was in December 2002.

Federal

Through a series of orders issued by the FERC, Regional Through and Out Rates for transmission service between the MISO and the PJM Interconnection were eliminated effective December 1, 2004. To compensate transmission owners for the revenue they will no longer receive due to this rate elimination, the FERC ordered a transitional pricing mechanism called the Seams Elimination Charge Adjustment (SECA) to be put into place. Load-serving entities paid these SECA charges during a 16-month transition period from December 1, 2004, through March 31, 2006. Total exposure for the 16-month transitional period, is $19.2 million for ESI, of which approximately $17 million relates to its Michigan retail electric business and $2 million relates to its Ohio retail electric business. During the 16 months ended March 31, 2006, ESI has received billings of $19.2 million for these charges, of which $14.7 million has been expensed.

The application and legality of the SECA is being challenged by many load-serving entities, including ESI. ESI continues to pursue all avenues to appeal and/or reduce the SECA obligations. It is probable that ESI's total exposure will be reduced by at least $4.5 million because of inconsistencies between the FERC's SECA order and the transmission owners' compliance filings (representing the difference between the amount ESI has paid for SECA charges and the amount that has been expensed as of March 31, 2006, as discussed above). ESI anticipates settling a significant portion of its SECA matters through vendor negotiations in the first half of 2006 and reached a $1 million settlement agreement with one of its vendors in January 2006. Resolution of issues to be raised in an upcoming SECA hearing offer the possibility of further reductions in ESI's exposure, but the extent is unknown at present. Through existing contracts, ESI has the ability to pass a portion of the SECA charges on to customers and has been doing so. Since SECA is a transition charge that ended on March 31, 2006, it does not directly impact ESI's long-term competitiveness.

The SECA is also an issue for WPSC and UPPCO, who have intervened and protested a number of proposals in this docket because they believe those proposals could result in unjust, unreasonable, and discriminatory charges for customers. It is anticipated that most of the SECA rate charges incurred by WPSC and UPPCO and any refunds will be passed on to customers through rates. WPSC and UPPCO have reached a settlement in principle with American Electric Power and Commonwealth Edison, which has been filed with the settlement judge. If this settlement is certified by the settlement judge and approved by the FERC, which is anticipated, American Electric Power and Commonwealth Edison will refund almost $1 million of the approximately $4 million paid by WPSC in the transition period.

Other

On September 21, 2005, WPS Resources announced that it had entered into agreements to acquire the Michigan and Minnesota natural gas distribution operations of Aquila. See Note 4, "Acquisitions and Sales of Assets," for further information on the acquisition of these assets. In relation to the acquisition, WPS Michigan Utilities, Inc. (which subsequently changed its name to Michigan Gas Utilities Corporation) and Aquila jointly filed with the MPSC on October 10, 2005, for approval of the termination of Aquila's duty to provide natural gas service in Michigan and for WPS Michigan Utilities to provide natural gas service in the Michigan service territory of Aquila pursuant to the rates, terms, and conditions in Aquila's current tariff book. On November 10, 2005, approval was obtained from the MPSC for the Michigan transaction. WPS Resources closed on the Michigan acquisition on April 1, 2006. On October 17, 2005, WPS Minnesota Utilities, Inc. (which subsequently changed its name to Minnesota Energy Resources Corporation) and Aquila jointly filed with the Minnesota Public Utilities Commission to approve the sale of the Minnesota assets of Aquila's two divisions, Aquila Networks-PNG and Aquila Networks-NMU, to WPS Minnesota Utilities pursuant to the Asset Purchase Agreement dated September 21, 2005. We anticipate that the Minnesota Public Utilities Commission will rule on this matter in the second quarter of 2006, and that the transaction will close this summer.

NOTE 17--SEGMENTS OF BUSINESS

We manage our reportable segments separately due to their different operating and regulatory environments. Prior to the fourth quarter of 2005, WPS Resources reported two nonregulated segments, ESI and PDI. In the fourth quarter of 2005, WPS Resources' Chief Executive Officer and its Board of Directors decided to view ESI and PDI as one business; therefore, corresponding changes were made to the segment information reported to them. Effective in the fourth quarter of 2005, WPS Resources began reporting to the Chief Executive Officer and Board of Directors one nonregulated segment, ESI. Segment information related to prior periods has been reclassified to reflect this change.

Our two regulated segments include the regulated electric utility operations of WPSC and UPPCO, and the regulated natural gas utility operations of WPSC and certain transition costs related to the acquisition of retail natural gas distribution operations in Michigan and the anticipated acquisition of retail natural gas distribution operations in Minnesota from Aquila. As discussed above, ESI is our primary nonregulated segment offering natural gas, electric, and alternate fuel supplies as well as energy management and consulting services to retail and wholesale customers, and marketing power from its generation plants that are not under contract to third parties. The Other segment, another nonregulated segment, includes the operations of WPS Resources and WPS Resources Capital Corporation as holding companies, along with the nonutility activities at WPSC and UPPCO.

	Regulated Utilities			Nonutility and Nonregulated Operations
Segments of Business (Millions)	Electric Utility(1)	Gas Utility(1)	Total Utility(1)	ESI	Other(1)	Reconciling Eliminations	WPS Resources Consolidated

Three Months Ended March 31, 2006
External revenues	$246.1	$193.0	$439.1	$1,562.0	$-	$-	$2,001.1
Intersegment revenues	10.3	-	10.3	1.2	0.3	(11.8)	-
Income from continuing operations	15.9	7.1	23.0	35.9	0.8	-	59.7
Discontinued operations	-	-	-	1.2	-	-	1.2
Income available for common shareholders	15.5	6.7	22.2	37.1	0.8	-	60.1

Three Months Ended March 31, 2005
External revenues	$236.3	$174.6	$410.9	$1,051.2	$-	$-	$1,462.1
Intersegment revenues	7.7	-	7.7	1.1	0.3	(9.1)	-
Income from continuing operations	24.0	14.3	38.3	24.0	0.2	-	62.5
Discontinued operations	-	-	-	4.2	-	-	4.2
Income available for common shareholders	23.5	14.0	37.5	28.2	0.2	-	65.9

(1)	Includes only utility operations. Nonutility operations are included in the Other column.

WPSC's principal business segments are the regulated electric utility operations and the regulated natural gas utility operations.

	Regulated Utilities
Segments of Business (Millions)	Electric Utility(1)	Gas Utility(1)	Total Utility	Other	Reconciling Eliminations	WPSC Consolidated

Three Months Ended March 31, 2006
External revenues	$229.4	$193.0	$422.4	$0.4	$(0.4)	$422.4
Earnings on common stock	14.1	10.7	24.8	1.4	-	26.2

Three Months Ended March 31, 2005
External revenues	$219.8	$174.6	$394.4	$0.4	$(0.4)	$394.4
Earnings on common stock	22.4	14.0	36.4	1.2	-	37.6

(1)	Includes only utility operations. Nonutility operations are included in the Other column.

NOTE 18--NEW ACCOUNTING PRONOUNCEMENTS

In April 2006, the FASB issued FASB Staff Position No. FIN 46(R)-6, "Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)." This Staff Position clarifies that a qualitative analysis of the design of an entity should be used to determine the variability to be considered in applying Interpretation No. 46(R), "Consolidation of Variable Interest Entities." In particular, the following steps should be used as the basis for that determination: (1) analyze the nature of the risks in the entity, and (2) determine the purpose(s) for which the entity was created and determine the variability (created by the risks identified in step (1)) the entity is designed to create and pass along to its interest holders. The guidance is to be applied prospectively beginning the first day of the first reporting period beginning after June 15, 2006. WPS Resources does not expect this guidance to have a significant impact on its financial statements.

In September 2005, the FASB ratified the consensus reached by the EITF on Issue 04-13, "Accounting for Purchases and Sales of Inventory with the Same Counterparty." This guidance addresses the following issues: (1) whether two or more exchange transactions involving inventory with the same counterparty are entered into in contemplation of one another and should be viewed as a single exchange transaction within the scope of Accounting Principles Board Opinion No. 29, "Accounting for Non-monetary Transactions," and (2) whether non-monetary exchanges of inventory in the same line of business should be recognized at fair value. This consensus is effective for all arrangements entered into in reporting periods beginning after March 15, 2006, and for modifications or renewals of existing arrangements after that date. WPS Resources is currently analyzing the impact of this guidance on its financial statements.